EXHIBIT 16.1

Letter of AWC (CPA) Limited dated May 5, 2016

AWC (CPA) Limited CERTIFIED PUBLIC ACCOUNTANTS 7/F, Nan Dao Commercial Building 359-361 Queen’s Road Central Hong Kong Tel : (852) 2851 7954 Fax: (852) 2545 4086

May 5, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read the statements made by JRSIS Health Care Corp (the “Company”) in Item 4.01 of the Company’s Current Report on Form 8-K dated May 5, 2016 and agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ AWC (CPA) Limited

Certified Public Accountants